EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153777 on Form S-3 of our report dated February 27, 2009, relating to the financial statements and the financial statement schedule of MidAmerican Energy Company, appearing in this Annual Report on Form 10-K of MidAmerican Energy Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
February 27, 2009